Rule 424(b)(3)
                                                              File No. 33-38032
                             NALCO CHEMICAL COMPANY

                         COMMON STOCK ACQUIRED UNDER THE
                             NALCO CHEMICAL COMPANY
                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                          APPENDIX DATED JUNE 23, 1998
                                       TO
                        PROSPECTUS DATED NOVEMBER 30 1990

This Appendix updates certain information in the Prospectus dated November 30, 1990 (the "Prospectus") relating to shares of Common Stock which may be offered by the stockholders listed herein under the caption "Selling Stockholders" or by their transferees (or by their donees or pledgees). The Company will furnish without charge to participants additional copies of the Prospectus upon request.


                              SELLING STOCKHOLDERS

The following table sets forth the name and position within the Company for the last three years of each Selling Stockholder, the number of shares of Common Stock of the Company beneficially owned by him/her on the date of this Prospectus, and the number of shares offered by the Prospectus.

                             Shares Owned                     Shares Offered by
Name of Director           Beneficially (1)               This Prospectus (1)(2)
----------------          ----------------               ----------------------
J. L. Ballesteros            16,600                               14,000
H. G. Bernthal               37,014(4)                            36,000
H. Corless                   38,614(3)(4)                         36,000
H. M. Dean                   33,864(3)(4)                         32,000
J. P. Frazee, Jr.            39,248(4)                            36,000
A. L. Kelly                  33,483(3)(4)                         28,000
B. S. Kelly                   4,600                                4,000
F. A. Krehbiel               40,614(4)                            36,000
S. A. Penrose                 6,206(4)                             4,000
W. A. Pogue                  32,950(3)(4)                         32,000
J. J. Shea                   25,614(4)                            24,000

(1) Includes shares which may be acquired by exercise of stock options pursuant to the Plan. (2) This does not constitute a commitment to sell all of the stated number of shares. The amount of shares offered shall be determined from time to time by each Selling Stockholder in his/her sole discretion. (3) Includes beneficial/ownership of shares held indirectly by wife or by a trust.

(4) Includes stock compensation deferred as Share Units from the Non-Employee Directors Stock Compensation Plan.

Additional Selling Stockholders will be identified by a subsequent appendix.

One or more of the Selling Stockholders may from time to time make gifts of any or all of his/her shares or pledge any or all of his/her shares as collateral for loans. In the event of such gift or of a default under any such loan, the donee may elect to sell donated shares or the lender may elect to sell shares held as collateral by means of the Prospectus as supplemented.